PRESS RELEASE

Exhibit 99.1

FORTUNE BRANDS EXTENDS EXISTING REVOLVING CREDIT AGREEMENT

DEERFIELD, IL. – Aug. 3, 2022 – Fortune Brands Home & Security, Inc. (NYSE: FBHS, the “Company”, or “Fortune Brands”), an industry-leading home and security products company, today announced that on Aug. 2, 2022, the Company executed an extension of its existing five-year revolving credit agreement.

The new agreement extends the Company’s current $1.25 billion Senior Unsecured Revolving Credit Facility for a five-year term, dated for maturity on Aug. 2, 2027.

The proceeds from the agreement will be used for general corporate purposes, and the agreement will continue as a part of the Company’s capital structure post separation of the Cabinet business.

JPMorgan Chase Bank, N.A. is the Administrative Agent for the agreement and Bank of America, N.A. is the Syndication Agent.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, IL., is a Fortune 500 company, part of the S&P 500 Index and a leader in the home products industry. With trusted brands and market leadership positions in each of its three operating segments, Water Innovations, Outdoors & Security, and Cabinets, Fortune Brands’ 28,000 associates work with a purpose to fulfill the dreams of home.

The Company’s growing portfolio of complementary businesses and innovative brands includes Moen and the House of Rohl within Water Innovations; outdoor living and security products from Therma-Tru, LARSON, Fiberon, Master Lock and SentrySafe; and MasterBrand Cabinets’ wide-ranging offerings from MANTRA, Diamond, Omega and many more. Visit www.FBHS.com to learn more about FBHS, its brands and how the Company is accelerating its environmental, social and governance (ESG) commitments.

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INVESTOR CONTACT:

Matthew Skelly

847-484-4573

Investor.Questions@fbhs.com

MEDIA CONTACT:

Darwin Minnis

847-315-0960

Media.Relations@fbhs.com

www.FBHS.com